BlackRock Funds II (the "Registrant")
BlackRock Credit Strategies Income Fund (the "Fund")

77I:

Terms of new or amended securities

Effective August 1, 2016, the Fund began offering Class K
Shares. Reference is made to the Registrant's Prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission on Post-Effective Amendment
No. 212 to the Registrant's Registration Statement on Form N-1A filed on July 29, 2016. A copy of the Registrant's Amended and Restated Certificate of Classification of Shares is attached under sub-item 77Q1(a) and copy of the Registrant's Third
Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 is attached under sub-item 77Q1(d).